EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Manpower Inc. for the registration of 15,654,918 shares of its common stock and to the incorporation by reference therein of our reports dated March 1,2010, with respect to the consolidated financial statements and schedules of COMSYS IT Partners Inc., and the effectiveness of internal control over financial reporting of COMSYS IT Partners Inc. included in its Annual Report (Form 10-K) for the year ended January 3, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 16, 2010